Evolus Reports First Quarter 2018 Financial Results
Irvine, Calif., May 10, 2018 – Evolus, Inc. (NASDAQ: EOLS) (“Evolus”), a lifestyle aesthetics company focused on delivering advanced aesthetic procedures and treatments to physicians and consumers, today reported financial results for the first quarter ended March 31, 2018.
First Quarter 2018 and Recent Highlights:

•	Raised gross proceeds of approximately $60.6 million through the sale of 5,047,514 shares of common stock at a price of $12.00 per share in an initial public offering;

•
Presented European and Canadian Phase III EVB-003 head-to-head comparative trial data at the American Academy of Dermatology 2018 Annual Meeting, the 2018 Aesthetic and Anti-Aging Medicine World Congress and The Aesthetic Meeting, hosted by The American Society of Aesthetic Plastic Surgery.

•	Appointed David Moatazedi as President and Chief Executive Officer
David Moatazedi, President and Chief Executive Officer of Evolus, said, "Our objective is to build the most dynamic customer centric platform company in aesthetics. I believe that we are optimally positioned to do so with our anticipated introduction of DWP-450, particularly following our initial public offering completed in February. In the first quarter, we began preparing our corporate and commercial infrastructure expansion and maintained a strong presence at a number of leading medical meetings to showcase our compelling phase III clinical data."
First Quarter 2018 Financial Results
Operating expenses in the first quarter of 2018 were $6.0 million, an increase of 52% from $4.0 million in the first quarter of 2017. The increase was primarily attributable to an increase in costs related to becoming a public company and higher headcount, offset by a reduction in clinical trial costs associated with completion of Evolus' Phase III clinical trials and a reduction in related expenses allocated to Evolus from ALPHAEON Corporation, Evolus’ sole stockholder prior to Evolus' initial public offering.
Net loss for the first quarter of 2018 was $6.2 million or $0.30 basic and diluted net loss per share, compared with a net loss of $4.0 million, or $0.24 basic and diluted net loss per share, for the first quarter of 2017.
Total cash and cash equivalents were $49.6 million as of March 31, 2018.
About Evolus, Inc.
Evolus is a lifestyle aesthetics company dedicated to bringing advanced aesthetic procedures and treatments to physicians and consumers. Evolus focuses on the self-pay aesthetic market and its lead product candidate DWP-450 (prabotulinumtoxinA), an injectable 900 kilodalton purified botulinum toxin type A complex.
EVOLUS™ and the Evolus logo are trademarks of Evolus, Inc. All other trademarks or registered trademarks are the property of their respective owners.
Forward-Looking Statements
Statements made in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform

Act of 1995. While they are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in Evolus’ periodic filings with the Securities and Exchange Commission, including factors described in the section entitled "Risk Factors" in its Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission on March 29, 2018, all of which are available online at www.sec.gov. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "planned," "expect," "believes," "strategy," "opportunity," "anticipates," "outlook," "designed," and similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, Evolus undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Evolus Contacts:
Investor Contact:
Brian Johnston, The Ruth Group
Tel: +1 646-536-7000
Email: IR@Evolus.com

Media Contact:
Kirsten Thomas, The Ruth Group
Tel: +1-508-280-6592
Email: kthomas@theruthgroup.com

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Evolus, Inc.
Condensed Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2018	2017

Operating expenses:
Research and development	$1,678	$2,651
General and administrative	3,467	1,215
Revaluation of contingent royalty obligation payable to related party	900	—
Depreciation and amortization	—	111
Total operating expenses	6,045	3,977
Loss from operations	(6,045)	(3,977)
Other expense:
Interest expense, net	107	1
Loss before taxes	(6,152)	(3,978)
Income tax expense	10	20
Net loss and comprehensive loss	$(6,162)	$(3,998)
Net loss per share, basic and diluted	$(0.30)	$(0.24)
Weighted-average shares outstanding used to compute basic and diluted net loss per share	20,226,460	16,527,000

Evolus, Inc.
Condensed Balance Sheets
(in thousands, except share data)

	March 31, 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$49,570	$—
Prepaid expenses and other current assets	541	185
Related party receivable	—	72,639
Total current assets	50,111	72,824
Intangible asset	56,076	56,076
Goodwill	21,208	21,208
Other assets	—	2,125
Total assets	$127,395	$152,233
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$547	$445
Related party accounts payable	730	—
Related party borrowings	—	72,639
Accrued expenses	2,352	977
Note obligation	—	138,687
Total current liabilities	3,629	212,748
Deferred rent	35	38
Contingent royalty obligation payable to related party	40,600	—
Contingent promissory note payable to related party	16,149	—
Deferred tax liability	15,000	14,990
Total liabilities	75,413	227,776
Commitments and contingencies
Stockholders’ equity (deficit)
Convertible Series A Preferred, $0.00001 par value; no shares authorized; 0 and 1,250,000 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	—	—
Preferred Stock, $0.00001 par value; 10,000,000 shares authorized; no shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	—	—
Common Stock, $0.00001 par value; 100,000,000 shares authorized; 23,640,389 and 16,527,000 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	1	—
Additional paid-in capital	134,301	—
Accumulated deficit	(82,320)	(75,543)
Total stockholders’ equity (deficit)	51,982	(75,543)
Total liabilities and stockholders’ equity (deficit)	$127,395	$152,233